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Exhibit 11

                             METRIS COMPANIES, INC.
                        Computation of Earnings Per Share
                (In thousands of dollars, except per share data)
                                    UNAUDITED


                                                 THREE MONTHS ENDED            NINE MONTHS ENDED
                                                    SEPTEMBER 30,                SEPTEMBER 30,
                                                 ------------------            -----------------

                                                 1996           1995          1996           1995
                                                 ----           ----          ----           ----
PRIMARY
Net income                                  $     5,802    $     4,047   $     14,696    $     4,132
                                            -----------    -----------   ------------    -----------
                                            -----------    -----------   ------------    -----------

Weighted average shares of
   common stock outstanding                  15,966,667     15,966,667     15,966,667     15,966,667


Common stock equivalent (2)                     540,676        344,154        519,036        303,602
                                            -----------    -----------   ------------    -----------

Weighted average shares of
   common stock and common
   stock equivalents                         16,507,667     16,310,821     16,485,703     16,270,269
                                            -----------    -----------   ------------    -----------
                                            -----------    -----------   ------------    -----------

Net income per share of
   common stock and common
   stock equivalents                        $       .35    $       .25   $        .89    $       .25
                                            -----------    -----------   ------------    -----------
                                            -----------    -----------   ------------    -----------

FULLY DILUTED
Net income                                  $     5,802    $     4,047   $     14,696    $     4,132
                                            -----------    -----------   ------------    -----------
                                            -----------    -----------   ------------    -----------

Weighted average shares of

   common stock
   outstanding (1)                           15,966,667     15,966,667     15,966,667     15,966,667

Common stock equivalents (2)                    547,259        356,415        547,259        356,415
                                            -----------    -----------   ------------    -----------

Weighted average share of
   common stock and common
   stock equivalents                         16,513,926     16,323,082     16,513,926     16,302,082
                                            -----------    -----------   ------------    -----------
                                            -----------    -----------   ------------    -----------

Net income per share of
   common stock and common
   stock equivalents                        $       .35    $       .25   $        .89    $       .25
                                            -----------    -----------   ------------    -----------
                                            -----------    -----------   ------------    -----------



(1) Assume shares outstanding as if the Company reorganization had occurred at the beginning of the respective periods shown.


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(2)  Based on the treasury stock method using the initial public offering price.

















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